Filed pursuant to Rule 424(b)(3)

Registration No. 333-286880

PROSPECTUS SUPPLEMENT NO. 2

(to the Prospectus dated September 11, 2025)

Webull Corporation

Up to 147,445,012 Webull Class A Ordinary Shares,

Up to 6,792,000 Webull Private Warrants,

Up to 20,000,000 Webull Incentive Warrants

Up to 17,271,990 Webull Class A Ordinary Shares underlying Webull Warrants, and

Up to 20,913,089 Webull Class A Ordinary Shares underlying Webull Incentive Warrants

This prospectus supplement (this “Prospectus Supplement No. 2”) is part of the prospectus of Webull Corporation (the “Company”), dated September 11, 2025 (the “Prospectus”), which forms a part of the Company’s registration statement on Form F-1 (Registration No. 333-286880) (as amended, the “Registration Statement”), related, among others, to (1) the offer and sale from time to time by the Selling Securityholders of up to (a) 147,445,012 Webull Class A Ordinary Shares (including up to 20,000,000 Webull Class A Ordinary Shares issuable upon exercise of the Incentive Warrants described in (c) immediately below), (b) 6,792,000 Webull Private Warrants held by Auxo and purchased by Auxo at $1.00 per warrant from SKGR prior to the assumption of such warrants by Webull in connection with the Business Combination, and (c) 20,000,000 Webull Incentive Warrants issued for no consideration in connection with the Business Combination to certain Existing Webull Shareholders; and (2) the issuance and sale by us of up to 17,271,990 Webull Class A Ordinary Shares underlying Webull Warrants exercisable at $11.50 per share (subject to adjustment), including 6,792,000 Webull Private Warrants held by Auxo and which may be exercised on a cashless basis or at $11.50 per share (subject to adjustment). As of the date of the Prospectus, none of the Webull Private Warrants and Webull Incentive Warrants remained outstanding following (i) the cashless exercise of the Webull Private Warrants by Auxo, and (ii) the redemption of any unexercised Incentive Warrants by Webull on June 30, 2025 pursuant to the terms of the Incentive Warrant Agreement.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

The purpose of this Prospectus Supplement No. 2 is to update and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K which was submitted to the U.S. Securities and Exchange Commission (the “SEC”) on March 4, 2026 and is included immediately following the cover page of this Prospectus Supplement No. 2.

This Prospectus Supplement No. 2 is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and information in this Prospectus Supplement No. 2 from time to time by filing amendments to the Registration Statement or other supplements to the Prospectus, as required. You should read the entire Prospectus, this Prospectus Supplement No. 2, any amendments to the Registration Statement, subsequent supplements to the Prospectus or prior supplements to the Prospectus (to the extent information therein is not superseded by more up to date information in subsequent supplements to the Prospectus) carefully before you make your investment decision.

The Webull Class A Ordinary Shares and Webull Warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “BULL” and “BULLW”, respectively. On March 3, 2026, the last reported prices of the Webull Class A Ordinary Shares and Webull Warrants, as reported on the Nasdaq, were $5.96 and $1.76, respectively.

Investing in our securities involves risks. See “Risk Factors” beginning on page 6 of the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus, as supplemented by this Prospectus Supplement No. 2, is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is March 4, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of March 2026

Commission File Number: 001-42597

Webull Corporation

200 Carillon Parkway
St. Petersburg, Florida 33716

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40- F.

Form 20-F ☒    Form 40-F ☐

INFORMATION CONTAINED IN THIS REPORT ON FORM 6-K

On March 4, 2026, Webull Corporation (the “Company”) issued a press release reporting financial results for the three months and full year ended December 31, 2025. On March 4, 2026, the Company also made available an investor presentation on its website. Copies of the press release and investor presentation are attached hereto as Exhibits 99.1 and 99.2, respectively.

This Report on Form 6-K (this “Report”), including all exhibits hereto, is incorporated by reference into the Company’s registration statement on Form S-8 (File No. 333-289886) and shall be a part of such registration statement from the date on which this Report is furnished, to the extent not superseded by documents or reports subsequently filed or furnished.

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
99.1	Press Release dated March 4, 2026
99.2	Investor Presentation

Forward-Looking Statements

This Report includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this Report, the Exhibits thereto or other statements of the Company made in connection therewith, including, for instance, statements as to business strategy and plans, future results of operations and financial position, planned products and services, objectives of management for future operations or strategies of the Company, market size and growth opportunities, competitive position and technological and market trends, are forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking words, including “anticipate,” “expect,” “suggests,” “plan,” “believe,” “predict,” “potential,” “seek,” “future,” “propose,” “continue,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” or the negatives of these terms or variations of them or similar terminology although not all forward-looking statements contain such terminology.

All forward-looking statements are based upon current estimates and forecasts and reflect the reasonable views, assumptions, expectations, and opinions of the Company and its management as of the date of this Report, and are therefore subject to a number of factors, risks and uncertainties, some of which are not currently known to the Company and its management and could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to: (1) the ability of the Company to grow and manage growth profitably, maintain relationships and deepen engagement with users, customers and suppliers, and retain its management and key employees; (2) the reliance of key functions of the Company’s business on third-parties and the risk that the Company’s platform and systems rely on software and applications that are highly technical and may contain undetected errors that could result in unexpected network interruptions, failures, security breaches, or computer virus attacks; (3) the risks associated with the Company’s global operations and continued global expansion, including, but not limited to, the risks related to complex or constantly evolving political or regulatory environments that may result in substantial costs or require adverse changes to the Company’s business practices; (4) the Company’s estimates of expenses and costs, of profitability or of other operational and financial metrics as well as the Company’s expectations regarding demand for and market acceptance of its products and service; (5) the Company’s reliance on trading related income, including payment for order flow (“PFOF”), and the risk of new regulation or bans on PFOF and similar practices; (6) the Company’s exposure to fluctuations in interest rates, rapidly changing interest rate environments, volatile prices of securities and digital assets and their respective trading volumes; (7) the Company’s reliance on a limited number of market makers and liquidity providers to generate a large portion of its revenues, and the negative impact of the loss of any of those market makers or liquidity providers; (8) the effects of competition in the Company’s industry and the Company’s need to constantly innovate and invest in new markets, products, technologies or services to retain, attract and deepen engagement with users; (9) changes in international trade policies and trade disputes that could result in tariffs, taxes or other protectionist measures adversely affecting our business; (10) risks related to general political, economic and business conditions globally and in jurisdictions where the Company operates; (11) risk of further actions taken by various government bodies in the United States that have made the Company the subject of inquiries and investigations relating to concerns about our connections to China; (12) the risk that the failure to protect customer data and privacy or to prevent security breaches relating to the Company’s platform could result in economic loss, damage to its reputation, deter customers from using its products and services, and expose it to legal penalties and liability; (13) the risks associated with incorporating artificial intelligence technologies into certain of our products and processes, including potential regulatory, operational, reputational, or compliance challenges; (14) risks related to the Company’s need as a regulated financial services company to develop and maintain effective compliance and risk management infrastructures as well as to maintain capital levels required by regulators and self-regulatory organizations; (15) the ability to meet, or continue to meet, stock exchange listing standards; (16) the possibility of adverse developments in pending or new litigation and regulatory investigations; (17) risks relating to our offering of event contracts or prediction market products in the United States, including potential changes in regulatory interpretations or enforcement priorities; (18) risks related to significant disruptions in the cryptocurrency market that negatively impacts user engagement with cryptocurrency trading on our platform; (19) political, regulatory or economic changes that affect cryptocurrencies, including changes in the governance of a cryptocurrency; (20) risks related to the offer and resale of our securities, such as dilution from the issuance of additional Class A ordinary shares upon the exercise of warrants, and increased volatility, or significant declines, in the price of our securities based on increased trading activity and the perception that sales of our securities may occur; and (21) other risks and uncertainties that are more fully described in filings made, or to be made, by the Company with the U.S. Securities and Exchange Commission (the “SEC”), including in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s filings with the SEC, such as the Company’s Annual Report on Form 20-F, as amended, filed with the SEC on April 25, 2025. The foregoing list of factors is not exhaustive. Reported results should not be considered an indication of future performance. There may be additional risks that the Company and its management presently do not know about or that the Company and its management currently believe are immaterial that could also cause actual results to differ materially from those contained in the forward-looking statements. In light of these factors, risks and uncertainties, the forward-looking events and circumstances discussed in this Report may not occur, and any estimates, assumptions, expectations, forecasts, views or opinions set forth in this Report should be regarded as preliminary and for illustrative purposes only and accordingly, undue reliance should not be placed upon the forward-looking statements. The Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

WEBULL CORPORATION

Date: March 4, 2026	By:	/s/ Anquan Wang
	Name:	Anquan Wang
	Title:	Chief Executive Officer

3

Exhibit 99.1

Webull Reports Fourth Quarter and Full Year 2025 Financial Results

Company marks first full year as public company with record revenue of $571 million and record net deposits of $8.6 billion, representing a 46% and 91% increase respectively

Webull will continue to expand product offering globally while remaining laser-focused on being the platform of choice for active, self-directed investors

ST. PETERSBURG, FL., March 4, 2026 /PRNewswire/ – Webull Corporation (NASDAQ: BULL) (“Webull” or the “Company”) today announced financial and operating results for the fourth quarter and full year of 2025, which ended December 31, 2025.

“I’m tremendously proud to report our first full-year results as a public company, including record revenues, AUM, customer accounts and the number of markets we serve. Webull was founded as a platform providing investors with access to valuable market information and advanced tools, and the introduction of our proprietary AI tool, Vega, will allow us to accomplish that mission in ways that are truly transformative for Webull and our users,” said Anthony Denier, Group President and U.S. CEO of Webull. “From our start, we have built our business around improving the investing experience for self-directed traders and deploying Vega brings us to a whole new level of excellence in this regard. We are proud to have become the platform of choice for sophisticated, active, self-directed investors, with a business grounded in our core equity and options offerings while also expanding into new asset classes, geographies and types of investors. The scale we have achieved is a testament to the hard work and thought leadership of our team.”

“We reported another quarter of strong financial performance, particularly in our equities and options businesses, which contributed to a significant full-year revenue increase,” said H.C. Wang, Chief Financial Officer of Webull. “We’re seeing robust returns on our strategic investment in marketing, innovation and addressable market expansion and are confident that we are positioning Webull to deliver lasting shareholder value.”

Fourth Quarter Results

Financial Results

●	Total revenues increased 50% year-over-year to $165.2 million.

●	Trading-related revenue increased 56% year-over-year.

●	Total operating expenses increased 55% year-over-year, primarily driven by higher brokerage and transaction costs, reflecting rapid growth in trading volumes and product expansion, and increased marketing and branding expenses which led to record net deposits.

●	Adjusted operating expenses increased 62% year-over-year to $143.6 million.

●	Income from continuing operations before income taxes totaled $8.1 million for the quarter, representing a year-over-year decrease of $9.2 million, primarily due to increased marketing and branding expenses and continued investment in our product and global expansion efforts.

●	Adjusted operating profit totaled $21.6 million for the quarter and was consistent year-over-year.

●	Adjusted operating profit per share – basic and diluted was $0.04, compared with an adjusted operating profit per share of $0.16 (basic and diluted) in the prior year comparative quarter. The increase in our outstanding shares between the periods contributed to the decline.

●	Net income attributable to the Company decreased to $3.0 million for the quarter from $10.8 million for the prior year comparative quarter.

●	Adjusted net income decreased to $14.6 million for the quarter, compared to $15.0 million for the prior year comparative quarter.

●	Net income per ordinary share – basic and diluted was $0.01 per share, compared to basic and diluted loss per ordinary share of $0.22 per share for the prior year comparative quarter.[1]

1	The fourth quarter year-over-year increase in basic and diluted net income per ordinary share and the annual year-over-year decrease in basic and diluted net loss per ordinary share was primarily driven by the conversion of our preferred stock into ordinary shares upon the closing of our business combination transaction with SK Growth Opportunities Corporation in April 2025. Since April 2025, we no longer recognize non-cash accounting losses that result from increases in the fair value of our preferred shares as we no longer have any preferred stock outstanding.

Operating Results

●	Customer assets totaled $24.6 billion, an all-time high, representing 81% year-over-year growth, driven by market recovery and strong net deposits, which grew 225% year-over-year.

●	Funded accounts increased to 5.0 million, representing 8% year-over-year growth.

●	Registered users increased 15% year-over-year to 26.8 million users.

●	Options contracts volume grew to 154 million, a 38% year-over-year increase and an increase of 5% from the previous quarter.

●	Equity notional volume grew to $239 billion, representing an 87% year-over-year increase and an increase of 17% from the previous quarter.

●	DARTs increased to 1.2 million, representing 55% year-over-year growth.

Full Year Results

Financial Results

●	Revenues increased 46% year-over-year to $571 million.

●	Trading-related revenue increased 59% year-over-year.

●	Total operating expenses increased 27% year-over-year primarily driven by higher brokerage and transaction costs, reflecting growth in trading volumes, and increased technology and development and general and administrative expenses due to headcount growth to support continued investment in product and global expansion efforts.

●	Adjusted operating expenses increased 24% year-over-year.

●	Income from continuing operations before income taxes for the year was $45.2 million as compared to a loss for the prior year of $12.1, an increase of $57.3 million.

●	Adjusted operating profit for the year was $110.3 million, a year-over-year increase of $92 million.

●	Adjusted operating profit per share – basic and diluted was $0.28, compared with an adjusted operating profit per share of $0.13 (basic and diluted) for the prior year.

●	Net Income attributable to the Company was $24.8 million for the year as compared to a net loss of $22.7 million for the prior year, an increase of $47.5 million.

●	Adjusted net income increased $76.3 million to $84.2 million for the year.

●	Net Loss per ordinary share – basic and diluted was $1.23, compared to $3.73 (basic and diluted) for the prior year.[1]

Operating Results

●	Option contracts volume increased to 550 million, representing a 19% year-over-year increase.

●	Equity notional volume increased to 732 billion, representing a 59% year-over-year increase.

Company Highlights

Fourth Quarter

●	Introduced Vega AI, the next evolution of our AI-powered decision partner delivering real-time, personalized insights and analysis using news, earnings, and data for investors to help them navigate the complexities of modern trading.

●	Launched corporate bond trading for U.S. customers, building on our previous rollout of U.S. government bond trading, enabling further user portfolio diversification.

●	Entered into a partnership with Meritz Financial Group, one of South Korea’s largest financial institutions, to offer South Korean investors seamless access to U.S. equity markets.

Full Year

●	Officially relaunched cryptocurrency trading in the U.S. market, giving users access to their Webull Pay accounts directly within the Webull app, and allowing them to trade cryptocurrency alongside all other Webull products.

●	Launched cryptocurrency in Australia, enabling access to trading of up to 240 cryptocurrencies powered by a partnership with Coinbase Prime.

●	Launched Webull in the European Union with the introduction of brokerage services in the Netherlands, giving retail investors access to European and U.S.-listed equities, fractional shares, European ETFs and U.S. options.

●	Rolled out Level 3 Options for our customers in Canada, Singapore and Hong Kong, granting access to a broader range of U.S. options strategies and providing clients with exposure to all areas of capital markets to empower full control over their portfolios.

Conference Call Information

Webull will host a conference call to discuss its results at 5:00 p.m. E.T. today, March 4, 2025. The conference call can be accessed at https://event.choruscall.com/mediaframe/webcast.html?webcastid=hwHZv0ih or participants may dial 1-866-652-5200 (U.S.) or 1-412-317-6060 (international).

Following the call, a replay and transcript will be available on the Company’s website at www.webullcorp.com/investor-relations, as well as the earnings press release and accompanying slide presentation.

About Webull Corporation

Webull Corporation (NASDAQ: BULL) owns and operates Webull, a leading digital investment platform built on next-generation global infrastructure. Through its global network of licensed brokerages, Webull offers investment services in 14 markets across North America, Asia Pacific, Europe, and Latin America. Webull serves more than 26 million registered users globally, providing retail investors with 24/7 access to global financial markets. Users can put investment strategies to work by trading global stocks, ETFs, options, futures, fractional shares, and digital assets through Webull’s trading platform, which seamlessly integrates market data and information, its user community, and investor education resources. Learn more at www.webullcorp.com. You may also access certain information on Webull and its securities on the website of the U.S. Securities and Exchange Commission (the “SEC”) at http://www.sec.gov, where Webull will, among others, be filing reports, such as Reports on Form 6-K and its Annual Report on Form 20-F.

Contacts

For Investors

ir@webullcorp.com

For Media
5W Public Relations

Nicholas Koulermos
Webull@5wpr.com
(212) 999-5585

Use of Non-GAAP Financial Measures

We use adjusted operating profit, adjusted operating profit per share, adjusted net income, and adjusted operating expenses, all of which are non-GAAP financial measures, to evaluate our operating results and for financial and operational decision-making purposes. Adjusted operating profit represents income from continuing operations, before income taxes, excluding share-based compensation expenses, one-time transactions, and other expense (income), net. Adjusted operating profit per share represents adjusted operating profit divided by our weighted average shares outstanding on a basic and diluted basis. Adjusted net income represents net income attributable to the Company, excluding share-based compensation expenses, foreign currency transaction gains and losses, and one-time transactions. Adjusted operating expenses represent total operating expenses, excluding share-based compensation expenses and one-time transactions.

We believe that adjusted operating profit, adjusted operating profit per share, adjusted net income, and adjusted operating expenses help identify underlying trends in our business that could otherwise be distorted by the effect of certain expenses that we include in income before income taxes, net income, and total operating expenses. We believe that adjusted operating profit, adjusted net income, and adjusted operating expenses provide useful information about our operating results, enhances the overall understanding of our past performance and future prospects and allows for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

Adjusted operating profit, adjusted operating profit per share, adjusted net income, and adjusted operating expenses should not be considered in isolation or construed as an alternative to income before income taxes, earnings per share, net income attributable to the Company, and total operating expenses or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to compare the historical non-GAAP financial measures to the most directly comparable GAAP measures. Adjusted operating profit, adjusted operating profit per share, adjusted net income, and adjusted operating expenses presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

For more information on these non-GAAP financial measures, please see the table captioned “Unaudited Reconciliations of Non-GAAP and GAAP Financial Measures” set forth at the end of this press release.

Definitions

“Customer assets” refer to the sum of the fair value of all equities, ETFs, options, warrants, futures, digital assets and cash held by customers in their Webull brokerage accounts, net of customer margin balances, as of the record date. While customer assets are significantly impacted by mark-to-market valuations of customers’ investments and digital holdings, we consider customer assets an important metric as growth in customer assets generally leads to an increase in trading volumes and revenue.

“DARTs” refer to daily average revenue trades, which is the number of customer trades executed during a given period divided by the number of trading days in that period. DARTs provide us information on how active our customers trade. A limitation of this metric is that it does not capture the size of the trade and revenue per trade varies significantly depending on size and type of trades.

“Funded accounts” refer to Webull brokerage accounts into which the customer has made an initial deposit or money transfer, of any amount, whose account balance (which is measured as the fair value of assets in the customer’s account less the amount due from the customer) has not dropped to or below zero for 45 consecutive calendar days as of the record date. Funded accounts reflect unique customers, and multiple funded accounts by a single customer are counted as one funded account. Growth in our funded accounts provides insight as to the effectiveness of our marketing efforts and our ability to acquire monetizable customers. Funded accounts are positively correlated with, but are not determinative, of customer assets, trading volumes, and revenue.

“Options contracts volume” refers to the total number of options contracts bought or sold over a specified period of time. Options contracts volume directly drives our options trading revenue, as we earn payment for order flow or commissions for customers’ options trades on a per contract basis. However, options contracts volume is highly sensitive to market conditions in the short-term, which makes predicting our options trading revenue with precision difficult.

“Registered users” refer to those users who have registered on our platform but not necessarily have opened a brokerage account with one of our licensed broker-dealers. Growth in our registered users provides insight as to the popularity of the Webull App. While we do not generate revenue from registered users who do not have brokerage accounts with us, registering an account on the Webull App is the first step toward opening and funding a brokerage account with us.

Webull Corporation
Condensed Consolidated Statements of Financial Position

	December 31, 2025	December 31, 2024
	Unaudited
Assets
Cash and cash equivalents	$653,188,906	$270,728,008
Cash and cash equivalents segregated under federal and foreign requirements	1,537,119,275	939,232,153
Receivables from brokers, dealers, and clearing organizations	562,961,145	262,093,040
Receivables from customers, net	708,785,550	301,107,428
Prepaid expenses and other current assets	50,208,272	50,344,836
Customer-held fractional shares	172,309,953	108,252,531
Total current assets	3,684,573,101	1,931,757,996
Right-of-use assets	64,357,655	66,293,751
Property and equipment, net	35,894,855	33,629,770
Intangible assets, net	55,434,567	19,415,963
Goodwill	30,264,138	5,197,438
Deferred tax assets	9,346,987	12,374,499
Other non-current assets	1,000,000	–
Total non-current assets	196,298,202	136,911,421
Total assets	$3,880,871,303	$2,068,669,417
Liabilities, mezzanine equity, and shareholders’ equity (deficit)
Payables due to customers	$2,667,837,626	$1,378,625,130
Payables due to brokers, dealers, and clearing organizations	3,481,115	1,490,537
Lease liabilities - current portion	3,611,195	4,969,959
Accounts payable and other accrued expenses	102,183,377	61,079,799
Total current liabilities	2,777,113,313	1,446,165,425
Lease liabilities - non-current portion	8,911,821	10,438,555
Unsecured promissory notes	65,000,000	–
Deferred tax liabilities	13,366,222	5,292,255
Total non-current liabilities	87,278,043	15,730,810
Total liabilities	2,864,391,356	1,461,896,235
Commitments and Contingencies	–	–
Mezzanine equity
Convertible redeemable preferred shares (aggregate liquidation preference of $0 and $644,132,365 as of December 31, 2025 and December 31, 2024, respectively; and aggregate redemption value of $0 and $2,861,748,733 as of December 31, 2025 and December 31, 2024, respectively)	–	2,861,748,733
Total mezzanine equity	–	2,861,748,733
Shareholders’ equity (deficit)
Class A ordinary shares ($0.00001 par value; 4,000,000,000 shares authorized, 440,715,769 and 439,591,704 shares issued and outstanding as of December 31, 2025, respectively; and 143,531,580 and 139,307,224 shares issued and outstanding as of December 31, 2024, respectively)	4,396	1,393
Class B ordinary shares ($0.00001 par value, 1,000,000,000 shares authorized, 83,859,005 shares issued and outstanding as of December 31, 2025 and no shares as of December 31, 2024)	839	–
Treasury shares (1,124,485 and 4,224,356 shares as of December 31, 2025 and December 31, 2024, respectively)	–	–
Additional paid in capital	3,192,952,827	–
Accumulated deficit	(2,178,189,845)	(2,241,054,086)
Accumulated other comprehensive income (loss)	1,524,496	(15,195,946)
Total shareholders’ equity (deficit)	1,016,292,713	(2,256,248,639)
Noncontrolling interest	187,234	1,273,088
Total equity (deficit)	1,016,479,947	(2,254,975,551)
Total liabilities, mezzanine equity, and total equity (deficit)	$3,880,871,303	$2,068,669,417

Webull Corporation
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

	Year Ended December 31,
	2025	2024
Revenues
Equity and option order flow rebates	$304,126,641	$197,069,562
Interest related income	154,256,508	130,451,877
Handling charge income	87,293,753	49,044,700
Other revenues	25,319,904	13,663,533
Total revenues	570,996,806	390,229,672
Operating expenses
Brokerage and transaction	128,749,064	79,306,618
Technology and development	79,184,019	63,840,463
Marketing and branding	135,947,415	138,721,231
General and administrative	168,642,689	122,714,628
Total operating expenses	512,523,187	404,582,940
Other expense (income), net	13,275,139	(2,302,693)
Income (loss) from continuing operations, before income taxes	45,198,480	(12,050,575)
Provision for income taxes	20,832,451	13,823,355
Income (loss) from continuing operations, net of tax	24,366,029	(25,873,930)
Income from discontinued operations, net of tax	–	2,691,778
Net income (loss)	24,366,029	(23,182,152)
Less net loss attributable to noncontrolling interest	(404,675)	(488,504)
Net income (loss) attributable to the Company	24,770,704	(22,693,648)
Preferred shares redemption value accretion	(21,702,737)	(495,088,038)
Fair value of ordinary shares issued to preferred shareholders	(513,080,828)	–
Fair value of ordinary share warrants issued to preferred shareholders	(15,600,000)	–
Excess carrying value of preferred shares repurchased	38,093,537	–
Net loss attributable to ordinary shareholders	$(487,519,324)	$(517,781,686)

Amounts attributable to ordinary shareholders
Income (loss) from continuing operations	$24,366,029	$(25,873,930)
Less loss from continuing operations attributable to noncontrolling interest	(404,675)	(488,504)
Income (loss) from continuing operations attributable to the Company	24,770,704	(25,385,426)
Preferred shares redemption value accretion	(21,702,737)	(495,088,038)
Fair value of ordinary shares issued to preferred shareholders	(513,080,828)	–
Fair value of ordinary share warrants issued to preferred shareholders	(15,600,000)	–
Excess carrying value of preferred shares repurchased	38,093,537	–
Loss from continuing operations attributable to ordinary shareholders	$(487,519,324)	$(520,473,464)
Income from discontinued operations attributable to ordinary shareholders	–	2,691,778
Net loss attributable to ordinary shareholders	$(487,519,324)	$(517,781,686)

Loss per share from continuing operations attributable to ordinary shareholders
Basic and diluted	$(1.23)	$(3.75)
Income per share from discontinued operations attributable to ordinary shareholders
Basic and diluted	$–	$0.02
Net loss attributable to ordinary shareholders
Basic and diluted	$(1.23)	$(3.73)
Weighted-average shares outstanding
Basic and diluted	396,999,679	138,828,900

Net income (loss)	$24,366,029	$(23,182,152)
Other comprehensive income (loss), net of tax:
Change in cumulative foreign currency translation adjustment	16,691,471	(8,430,811)
Other comprehensive income (loss)	16,691,471	(8,430,811)
Comprehensive income (loss)	41,057,500	(31,612,963)

Less comprehensive loss attributable to noncontrolling interest	(404,675)	(488,504)
Less foreign currency translation adjustment attributable to noncontrolling interest	(28,971)	(94,666)
Preferred shares redemption value accretion	(21,702,737)	(495,088,038)
Fair value of ordinary shares issued to preferred shareholders	(513,080,828)	–
Fair value of ordinary share warrants issued to preferred shareholders	(15,600,000)	–
Excess carrying value of preferred shares repurchased	38,093,537	–
Comprehensive (loss) income attributable to ordinary shareholders	$(470,798,882)	$(526,117,831)

Webull Corporation
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

	For the Three Months Ended December 31,
	2025	2024
Revenues
Equity and option order flow rebates	$87,669,418	$58,415,050
Interest related income	43,470,483	33,072,378
Handling charge income	26,305,046	15,243,316
Other revenues	7,753,875	3,527,077
Total revenues	165,198,822	110,257,821
Operating expenses
Brokerage and transaction	35,098,985	22,567,222
Technology and development	20,589,708	17,509,441
Marketing and branding	53,254,342	23,358,023
General and administrative	39,056,787	31,786,151
Total operating expenses	147,999,822	95,220,837
Other expense (income), net	9,065,477	(2,271,535)
Income from continuing operations, before income taxes	8,133,523	17,308,519
Provision for income taxes	5,118,410	9,379,479
Income from continuing operations, net of tax	3,015,113	7,929,040
Income from discontinued operations, net of tax	–	2,691,778
Net income	3,015,113	10,620,818
Less net loss attributable to noncontrolling interest	(26,213)	(141,167)
Net income attributable to the Company	3,041,326	10,761,985
Preferred shares redemption value accretion	–	(42,177,264)
Fair value of ordinary shares issued to preferred shareholders	–	–
Fair value of ordinary share warrants issued to preferred shareholders	–	–
Excess carrying value of preferred shares repurchased	–	–
Net income (loss) attributable to ordinary shareholders	$3,041,326	$(31,415,279)

Amounts attributable to ordinary shareholders
Income from continuing operations	$3,015,113	$7,929,040
Less loss from continuing operations attributable to noncontrolling interest	(26,213)	(141,167)
Income from continuing operations attributable to the Company	3,041,326	8,070,207
Preferred shares redemption value accretion	–	(42,177,264)
Fair value of ordinary shares issued to preferred shareholders	–	–
Fair value of ordinary share warrants issued to preferred shareholders	–	–
Excess carrying value of preferred shares repurchased	–	–
Income (loss) from continuing operations attributable to ordinary shareholders	$3,041,326	$(34,107,057)
Income from discontinued operations attributable to ordinary shareholders	–	2,691,778
Net income (loss) attributable to ordinary shareholders	$3,041,326	$(31,415,279)

Income (loss) per share from continuing operations attributable to ordinary shareholders
Basic	$0.01	$(0.24)
Diluted	$0.01	$(0.24)
Income per share from discontinued operations attributable to ordinary shareholders
Basic	$–	$0.02
Diluted	$–	$0.02
Net income (loss) attributable to ordinary shareholders
Basic	$0.01	$(0.22)
Diluted	$0.01	$(0.22)
Weighted-average shares outstanding
Basic	521,969,391	139,307,224
Diluted	535,685,132	139,307,225

Net income	$3,015,113	$10,620,818
Other comprehensive income (loss), net of tax:
Change in cumulative foreign currency translation adjustment	7,208,159	(9,615,203)
Other comprehensive income (loss)	7,208,159	(9,615,203)
Comprehensive income	10,223,272	1,005,615
Less comprehensive loss attributable to noncontrolling interest	(26,213)	(141,167)
Less foreign currency translation adjustment attributable to noncontrolling interest	392	(68,888)
Preferred shares redemption value accretion	–	(42,177,264)
Fair value of ordinary shares issued to preferred shareholders	–	–
Fair value of ordinary share warrants issued to preferred shareholders	–	–
Excess carrying value of preferred shares repurchased	–	–
Comprehensive income (loss) attributable to ordinary shareholders	$10,249,093	$(40,961,594)

Webull Corporation
Unaudited Annual Reconciliation of Non-GAAP and GAAP Financial Measures

Adjusted Operating Expenses Reconciliation

(Unaudited)

	For the Years Ended December 31,
	2025	2024	2023
Total operating expenses (GAAP)	$512,523,187	$404,582,940	$366,623,191
Less: Share-based compensation	43,872,899	32,587,611	29,411,885
One-time transaction:
Less: Webull Pay transaction related employee distributions	7,925,436	–	–
Adjusted operating expenses (Non-GAAP)	$460,724,852	$371,995,329	$337,211,306

Adjusted Operating Profit Reconciliation

(Unaudited)

	For the Years Ended December 31,
	2025	2024	2023
Income (loss) from continuing operations, before income taxes	$45,198,480	$(12,050,575)	$20,178,094
Add: Other expense (income), net	13,275,139	(2,302,693)	2,801,285
Add: Share-based compensation	43,872,899	32,587,611	29,411,885
One-time transaction:
Add: Webull Pay transaction related employee distributions	7,925,436	–
Adjusted operating profit (loss) (Non-GAAP)	$110,271,954	$18,234,343	$52,391,264

Adjusted operating profit per share (Non-GAAP) - basic and diluted	$0.28	$0.13	$0.38
Weighted-average shares outstanding - basic and diluted	396,999,679	138,828,900	137,965,591

Adjusted Net Income Reconciliation

(Unaudited)

	For the Years Ended December 31,
	2025	2024	2023
Net income (loss) attributable to the Company (GAAP)	$24,770,704	$(22,693,648)	$6,069,284
Add: Share-based compensation	43,872,899	32,587,611	29,411,885
Add: Foreign currency transaction losses (gains)	12,191,586	(1,972,531)	2,295,582
One-time transactions:			–
Add: Equity offering costs	10,976,693	–	–
Add: Webull Pay transaction related employee distributions	7,925,436	–	–
Less: Gain from Webull Pay acquisition	(15,495,593)	–	–
Adjusted net income (loss) (Non-GAAP)	$84,241,725	$7,921,432	$37,776,751

Webull Corporation
Unaudited Quarterly Reconciliation of Non-GAAP and GAAP Financial Measures

Adjusted Operating Expenses Reconciliation

(Unaudited)

	For the Three Months Ended
	(Unaudited)
	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025
Total operating expenses (GAAP)	$95,220,837	$96,782,106	$135,218,723	$132,522,536	$147,999,822
Less: Share-based compensation	6,621,570	8,069,045	26,969,402	4,483,566	4,350,886
One-time transaction:
Add: Webull Pay transaction related employee distributions	–	–	–	7,925,436	–
Adjusted operating expenses (Non-GAAP)	$88,599,267	$88,713,061	$108,249,321	$120,113,534	$143,648,936

Adjusted Operating Profit Reconciliation

(Unaudited)

	For the Three Months Ended
	(Unaudited)
	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025
Income (loss) from continuing operations, before income taxes	$17,308,519	$19,497,312	$(21,385,169)	$38,952,814	$8,133,523
Add: Other (income) expense, net	(2,271,535)	1,089,417	17,659,796	(14,539,551)	9,065,477
Add: Share-based compensation	6,621,570	8,069,045	26,969,402	4,483,566	4,350,886
One-time transaction:
Add: Webull Pay transaction related employee distributions	–	–	–	7,925,436	–
Adjusted operating profit (Non-GAAP)	$21,658,554	$28,655,774	$23,244,029	$36,822,265	$21,549,886

Adjusted operating profit per share (Non-GAAP) - basic	$0.16	$0.21	$0.05	$0.08	$0.04
Adjusted operating profit per share (Non-GAAP) - diluted	$0.16	$0.21	$0.05	$0.07	$0.04
Weighted-average shares outstanding - basic	139,307,224	139,307,224	431,390,035	490,103,946	521,969,391
Weighted-average shares outstanding - diluted	139,307,224	139,307,224	431,390,035	508,333,712	535,685,132

Webull Corporation
Unaudited Quarterly Reconciliation of Non-GAAP and GAAP Financial Measures (Cont.)

Adjusted Net Income Reconciliation

(Unaudited)

	For the Three Months Ended
	(Unaudited)
	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025
Net income (loss) attributable to the Company (GAAP)	$10,761,985	$13,085,807	$(28,274,027)	$36,917,598	$3,041,326
Add: Share-based compensation	6,621,570	8,069,045	26,969,402	4,483,566	4,350,886
Add: Foreign currency transaction losses (gains)	(2,439,029)	103,707	5,740,232	(865,581)	7,213,228
One-time transaction:
Add: Equity offering costs	–	–	10,976,693	–	–
Add: Webull Pay transaction related employee distributions	–	–	–	7,925,436	–
Less: Gain from Webull Pay acquisition	–	–	–	(15,495,593)	–
Adjusted net income (Non-GAAP)	$14,944,526	$21,258,559	$15,412,300	$32,965,426	$14,605,440

Contra Revenue Impact

Most of our platform users are not considered customers under ASC 606, Revenues from Contracts with Customers (“ASC 606”), and promotional payments made to these platform users are accounted for as a marketing and branding expense. Conversely, for our platform users who have been determined to be customers under ASC 606, we account for these promotional payments as a reduction in revenue (i.e., “contra revenue”). The following presents how contra revenue impacted our revenues.

Annual Impact:

	For the Year Ended December 31,
	2025	2024	2023
	(Unaudited)
Contra revenue impact on:
Option handling fees	$(9,994,695)	$(503,805)	$(252,982)
Platform and trading fees	(9,856,696)	(3,120,124)	(265,128)
Other income	(1,330,457)	–	–
Total contra revenue	$(21,181,848)	$(3,623,929)	$(518,110)

Quarterly Impact:

	For the Three Months Ended
	December 31, 2024	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025
	(Unaudited)
Contra revenue impact on:
Option handling fees	$(42,833)	$(118,541)	$(1,440,872)	$(2,241,855)	$(6,193,427)
Platform and trading fees	(1,027,489)	(2,706,115)	(3,219,590)	(1,204,441)	(2,726,550)
Other income	–	–	(427,442)	(214,069)	(688,946)
Total contra revenue	$(1,070,322)	$(2,824,656)	$(5,087,904)	$(3,660,365)	$(9,608,923)

Statement regarding unaudited financial and operational information

The unaudited financial and operational information included in this press release is subject to potential adjustments and is based on the information available to management at this time. Potential adjustments to operational and consolidated financial information may be identified from work performed during Webull’s preparation of financial statements subsequently hereto or its year-end audit. Information may also be presented differently from the information included herein in the future. This could result in significant differences from the unaudited or other historical operational and financial information included herein.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this press release or other statements of the Company made in connection herewith, including, for instance, statements as to business strategy and plans, future results of operations and financial position, planned products and services, objectives of management for future operations or strategies of the Company, market size and growth opportunities, competitive position and technological and market trends, are forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking words, including “anticipate,” “expect,” “suggests,” “plan,” “believe,” “predict,” “potential,” “seek,” “future,” “propose,” “continue,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” or the negatives of these terms or variations of them or similar terminology although not all forward-looking statements contain such terminology.

All forward-looking statements are based upon current estimates and forecasts and reflect the reasonable views, assumptions, expectations, and opinions of the Company and its management as of the date of this press release, and are therefore subject to a number of factors, risks and uncertainties, some of which are not currently known to the Company and its management and could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to: (1) the ability of the Company to grow and manage growth profitably, maintain relationships and deepen engagement with users, customers and suppliers, and retain its management and key employees; (2) the reliance of key functions of the Company’s business on third-parties and the risk that the Company’s platform and systems rely on software and applications that are highly technical and may contain undetected errors that could result in unexpected network interruptions, failures, security breaches, or computer virus attacks; (3) the risks associated with the Company’s global operations and continued global expansion, including, but not limited to, the risks related to complex or constantly evolving political or regulatory environments that may result in substantial costs or require adverse changes to the Company’s business practices; (4) the Company’s estimates of expenses and costs, of profitability or of other operational and financial metrics as well as the Company’s expectations regarding demand for and market acceptance of its products and service; (5) the Company’s reliance on trading related income, including payment for order flow (“PFOF”), and the risk of new regulation or bans on PFOF and similar practices; (6) the Company’s exposure to fluctuations in interest rates, rapidly changing interest rate environments, volatile prices of securities and digital assets and their respective trading volumes; (7) the Company’s reliance on a limited number of market makers and liquidity providers to generate a large portion of its revenues, and the negative impact of the loss of any of those market makers or liquidity providers; (8) the effects of competition in the Company’s industry and the Company’s need to constantly innovate and invest in new markets, products, technologies or services to retain, attract and deepen engagement with users; (9) changes in international trade policies and trade disputes that could result in tariffs, taxes or other protectionist measures adversely affecting our business; (10) risks related to general political, economic and business conditions globally and in jurisdictions where the Company operates; (11) risk of further actions taken by various government bodies in the United States that have made the Company the subject of inquiries and investigations relating to concerns about our connections to China; (12) the risk that the failure to protect customer data and privacy or to prevent security breaches relating to the Company’s platform could result in economic loss, damage to its reputation, deter customers from using its products and services, and expose it to legal penalties and liability; (13) the risks associated with incorporating artificial intelligence technologies into certain of our products and processes, including potential regulatory, operational, reputational, or compliance challenges; (14) risks related to the Company’s need as a regulated financial services company to develop and maintain effective compliance and risk management infrastructures as well as to maintain capital levels required by regulators and self-regulatory organizations; (15) the ability to meet, or continue to meet, stock exchange listing standards; (16) the possibility of adverse developments in pending or new litigation and regulatory investigations; (17) risks relating to our offering of event contracts or prediction market products in the United States, including potential changes in regulatory interpretations or enforcement priorities; (18) risks related to significant disruptions in the cryptocurrency market that negatively impacts user engagement with cryptocurrency trading on our platform; (19) political, regulatory or economic changes that affect cryptocurrencies, including changes in the governance of a cryptocurrency; (20) risks related to the offer and resale of our securities, such as dilution from the issuance of additional Class A ordinary shares upon the exercise of warrants, and increased volatility, or significant declines, in the price of our securities based on increased trading activity and the perception that sales of our securities may occur; and (21) other risks and uncertainties that are more fully described in filings made, or to be made, by the Company with the SEC, including in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s filings with the SEC, such as the Company’s Annual Report on Form 20-F, as amended, filed with the SEC on April 25, 2025. The foregoing list of factors is not exhaustive. Reported results should not be considered an indication of future performance. There may be additional risks that the Company and its management presently do not know about or that the Company and its management currently believe are immaterial that could also cause actual results to differ materially from those contained in the forward-looking statements. In light of these factors, risks and uncertainties, the forward-looking events and circumstances discussed in this press release may not occur, and any estimates, assumptions, expectations, forecasts, views or opinions set forth in this press release should be regarded as preliminary and for illustrative purposes only and accordingly, undue reliance should not be placed upon the forward-looking statements. The Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Exhibit 99.2

2025 Earnings F O U R T H Q U A R T E R

This presentation by Webull Corporation (“Webull”) includes “forward - looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Among other things, statements other than statements of historical fact, including statements about Webull’s beliefs and expectations, Webull’s business strategy and operational plans, planned products and services, financial and market outlook, and projections, are forward - looking statements. These forward - looking statements can be identified by terminology such as “may,” “could,” “will,” “expect,” “anticipate,” “aim,” “future,” “intend,” “plan,” “believe,” “estimate,” “likely to,” “potential,” “confident,” “guidance,” and similar terminology, although not all forward - looking statements contain such terminology. All forward - looking statements are based upon current estimates and forecasts and reflect the reasonable views, assumptions, expectations, and opinions of Webull and its management as of the date of this presentation, and are therefore subject to a number of factors, risks and uncertainties, some of which are not currently known to Webull and its management and could cause actual results to differ materially from those expressed or implied by such forward - looking statements. Some of these factors include, but are not limited to, the risks and uncertainties that are more fully described in filings made, or to be made, by Webull with the U.S. Securities and Exchange Commission (the “SEC”), including in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward - Looking Statements” in those filings. There may be additional risks that Webull and its management presently do not know or that Webull and its management currently believe are immaterial that could also cause actual results to differ materially from those contained in the forward - looking statements. In light of these factors, risks and uncertainties, the forward - looking events and circumstances discussed in this presentation may not occur, and any estimates, assumptions, expectations, forecasts, views or opinions set forth in this presentation should be regarded as preliminary and for illustrative purposes only and accordingly, undue reliance should not be placed upon the forward - looking statements. All information provided in this presentation is as of the date hereof, and Webull undertakes no obligation to update any forward - looking statement, except as required under applicable law. This presentation contains certain financial measures that are not recognized under generally accepted accounting principles in the U.S. (“GAAP”), including adjusted operating profit, adjusted net income, and adjusted operating expenses. Adjusted operating profit represents income from continuing operations, before income taxes, excluding share - based compensation expenses, one - time transactions, and other expense (income), net. Adjusted net income represents net income attributable to the Company, excluding share - based compensation expenses, foreign currency transaction gains and losses and one - time transactions. Adjusted operating expenses represent total operating expenses, excluding share - based compensation expenses and one - time transactions. Webull believes that adjusted operating profit, adjusted net income, and adjusted operating expenses help identify underlying trends in our business that could otherwise be distorted by the effect of certain expenses that we include in income from continuing operations, before income taxes, and total operating expenses. Such measures also provide useful information about Webull’s operating results, enhances the overall understanding of Webull’s past performance and future prospects and allows for greater visibility with respect to key metrics used by Webull’s management in its financial and operational decision - making. The reconciliation of those measures to the most comparable GAAP measures is presented in the Appendix at the end of this presentation. These non - GAAP measures have limitations as an analytical tool and you should not consider them in isolation or as a substitute for an analysis of Webull’s financial results under GAAP. Adjusted operating profit, adjusted net income and adjusted operating expenses presented here may not be comparable to similarly titled measures presented by other companies. This presentation does not constitute investment, tax or legal advice, and does not contain all relevant information relating to Webull or its securities, particularly with respect to the risks and special considerations involved with an investment in the securities of Webull. This presentation does not constitute (i) an offer or invitation for the sale or purchase of our securities or a commitment of Webull, or (ii) a solicitation of proxy, consent or authorization with respect to any securities. This presentation shall not form the basis of any contract, commitment or investment decision and does not constitute either advice or recommendation regarding any securities. Nothing contained in this presentation shall be relied upon as a promise or representation as to the past or future performance or results of Webull. We own or have rights to various trademarks, trade names or service marks that we use in connection with our business, including, among others, “Webull” and our other registered and common law trade names, trademarks and service marks, including our corporate logo . Solely for convenience, some of the trademarks, service marks and trade names referred to in this prospectus are listed without the TM and ® symbols, but we will assert, to the fullest extent under applicable law, rights to such trademarks, service marks and trade names . The unaudited financial and operational information included in this presentation is subject to potential adjustments and is based on the information available to management at this time. Potential adjustments to operational and consolidated financial information may be identified from work performed during Webull's preparation of financial statements subsequently hereto or its year - end audit. Information may also be presented differently from the information included herein in the future. This could result in significant differences from the unaudited or other historical operational and financial information included herein. 1 w e b u l c o r p . c o m / i n v e s t o r - r e l a t i o n s / Disclaimers

Total Revenues $ in millions 2025 Highlights 2025 was an inflection point for Webull — highlighted by our public listing, revenue re - acceleration and expanding profit margins Adjusted Operating Expenses $ in millions 389.6 390.2 571.0 2023 2024 2025 337.2 372.0 460.7 2023 2024 2025 +46% +24% Adjusted Operating Profit $ in millions 52.4 18.2 110.3 2023 2024 2025 4.7% 19.3% 14.6 PT INCREASE IN OPERATING PROFIT MARGIN FROM LAST YEAR 13.4% 2 w e b u l c o r p . c o m / i n v e s t o r - r e l a t i o n s /

Funded Accounts in millions 2025 Highlights We achieved record number of funded customers, AUM and Net Deposits Customer Assets $ in billions 4.29 4.66 5.03 2023 2024 2025 8.2 13.6 24.6 2023 2024 2025 +8% +81% Net Deposits $ in billions 2.0 4.5 8.6 2023 2024 2025 +91% 3 w e b u l c o r p . c o m / i n v e s t o r - r e l a t i o n s /

Equity Notional Volume $ in billions 2025 Highlights We achieve record trading volumes across all asset categories Options Contracts Volume in millions 371 461 732 2023 2024 2025 430 461 550 2023 2024 2025 +59% +19% DARTs in thousands 341 418 648 280 262 351 1 14 63 2023 2024 2025 Equities Options Others +53% 4 w e b u l c o r p . c o m / i n v e s t o r - r e l a t i o n s / 622 694 1062 “Others” include futures contracts, prediction market contracts, crypto, fixed income, mutual funds, and other investment products

Webull 2025 Roadmap

We delivered on our product roadmap while continuing to scale recent product launches

Expanding Product Offerings

Webull Premium

- 102k subscribers at year-end, ahead of internal target of 100k subscribers in the first year of launch

Vega

- Introduced AI tool for new and seasoned investors to navigate modern trading and make smarter decisions
- Since its introduction, approximately 1 out of 8 users consulted the assistant prior to executing a trade

Advisor solutions

- Partnered with Blackrock to enhance robo-advisor offering, adding 5 strategies with 30 portfolios

Entering New Asset Classes

Reintroducing digital assets

- Relaunched crypto trading in the US with the acquisition of Webull Pay
- Launched crypto trading in Brazil and Australia

Prediction markets

- Introduced economic indicators and sports prediction markets
- More than 162 million prediction contracts traded in the fourth quarter, with 81 million contracts traded in December alone

Corporate bonds

- Introduced the differentiated offering to provide customers with low-risk investment options with steady yields

Expanding Access Globally

Global

- Surpassed 760k funded accounts outside the US

Asia

- APAC customer assets surpassed $3 billion
- Entered into partnership with Meritz Financial Group to offer US market access to Korean investors

Canada

- On track to reach $1.5 billion customer assets

EU

- Launched platform in the Netherlands and obtained licenses in 4 more EU markets

webullcorp.com/investor-relations/

Webull

5

Webull 2026 Priorities

Our 2026 strategy will be focused on the following three areas

Maintain and Enhance Best-In-Class Offerings for Active Traders	• Deploy AI-assisted trading tools designed for active traders • Continue to enhance best-in-class trading experience • Maintain price leadership across markets and products
Continue to Expand and Scale International Business	• Grow market share in existing markets • Expand localized product offerings (HK, Japan, Korea equities) • Continue to export US retail experience internationally
Further Develop B2B Platform	• Broaden solutions across client segments (IBs, HNW, family offices, advisors) • Take market share leveraging technology, pricing, and global footprint

webullcorp.com/investor-relations/

Webull

6

4.… 4.72 4.73 4.93 5.03 4Q 24 1Q 25 2Q 25 3Q 25 4Q 25 Q4 2025 Business Results – Users and Accounts Funded Accounts in millions Registered Users in millions % Quarterly Retention 98.3% 97.5% +15% YEAR - OVER - YEAR Registered users increased 15% year - over - year to 26.8 million, while funded accounts grew 8% year - over - year to 5.03 million 23.3 24.1 24.9 25.9 26.8 4Q 24 1Q 25 2Q 25 3Q 25 4Q 25 97.1% +8% YEAR - OVER - YEAR 97.7% 96.9% 7 w e b u l c o r p . c o m / i n v e s t o r - r e l a t i o n s /

Q4 2025 Business Results – Customer Assets Customer assets reached all time high in Q4, driven by record net inflows Net Deposits $ in billions 1.2 1.1 1.5 2.1 3.9 4Q 24 1Q 25 2Q 25 3Q 25 4Q 25 13.6 12.6 15.9 21.2 4Q 24 1Q 25 2Q 25 3Q 25 4Q 25 24.6 Customer Assets $ in billions +81% YEAR - OVER - YEAR +225% YEAR - OVER - YEAR 8 w e b u l c o r p . c o m / i n v e s t o r - r e l a t i o n s / $8.6 BILLION NET DEPOSITS IN 2025

Q4 2025 Business Results – Trading Core products of equities and options trading volume increased 87% and 38% year - over - year, respectively 128 128 161 204 239 4Q 24 1Q 25 2Q 25 3Q 25 4Q 25 112 121 127 147 154 4Q 24 1Q 25 2Q 25 3Q 25 4Q 25 Equity Notional Volume $ in billions +87% YEAR - OVER - YEAR Options Contracts Volume in millions +38% YEAR - OVER - YEAR 9 w e b u l c o r p . c o m / i n v e s t o r - r e l a t i o n s /

Q4 2025 Financial Results – Revenues & Expenses Total revenues increased 50% year - over - year, while operating expenses grew 62% primarily driven by increase in marketing spend Adjusted Operating Expenses $ in millions 110.1 117.4 131.5 156.9 165.2 4Q 24 1Q 25 2Q 25 3Q 25 4Q 25 88.6 88.7 108.2 120.2 143.6 4Q 24 1Q 25 2Q 25 3Q 25 4Q 25 Total Revenues $ in millions +50% YEAR - OVER - YEAR +62% YEAR - OVER - YEAR 10 w e b u l c o r p . c o m / i n v e s t o r - r e l a t i o n s /

Adjusted Operating Profit $ in millions | Q4 2025 Financial Results – Profits and Margins Resulting in five consecutive quarters of $20+ million operating profit Adjusted Net Income $ in millions | % Adjusted Operating Profit Margin 21.6 28.7 23.3 36.7 21.6 4Q 24 1Q 25 2Q 25 3Q 25 4Q 25 5 CONSECUTIVE QUARTERS OF $20+ MILLION ADJUSTED OPERATING PROFIT 19.6% 24.4% 17.7% 23.4% 13.0% $84M ADJUSTED NET INCOME IN THE 1ST FULL YEAR AS A PUBLIC COMPANY % Adjusted Net Income as Percentage of Revenue 15.0 21.3 15.4 32.9 4Q 24 1Q 25 2Q 25 3Q 25 4Q 25 14.6 13.6% 18.1% 11.7% 20.9% Adjusted operating profit and adjusted net income are non - GAAP financial measures that exclude share - based compensation, foreign currency transaction losses and one - time transactions. Specifically, Q2 2025 adjusted net income excludes offering expenses related to the Company’s listing which was completed in April 2025, and Q3 2025 adjusted net income excludes Webull Pay transaction related employee distribution and gain recognized from the acquisition of Webull Pay. 8.8% 11 w e b u l c o r p . c o m / i n v e s t o r - r e l a t i o n s /

Q4 2025 Financial Results – Trading Related Revenues Trading related revenues increased 56% year - over - year on the back of record trading volume growth across all asset categories 18.1 18.8 19.6 27.6 28.2 47.3 53.4 56.2 65.0 62.9 6.7 9.5 13.0 15.2 21.4 0.0 20.0 40.0 60.0 80.0 100.0 120.0 4Q 24 1Q 25 Equity Revenue 2Q 25 3Q 25 4Q 25 Option Revenue Platform and trading fees 112.5 72.1 81.7 88.8 107.8 See Appendix for quarterly information on Daily Average Revenue Trades. 778 924 100 8 110 1 120 2 DARTs in | $ in millions thousands 12 w e b u l c o r p . c o m / i n v e s t o r - r e l a t i o n s /

Q4 2025 Financial Results – Interest Related Income Interest - related income increased 31% year - over - year, mainly due to increase in margin, client and corporate cash balance $ in millions 5.3 5.4 7.6 9.7 5.8 7.5 8.9 8.6 9.7 12.0 17.9 14.6 18.0 19.4 19.6 2.5 2.2 2.1 4.6 6.1 40.0 35.0 30.0 25.0 20.0 15.0 10.0 5.0 0.0 50.0 45.0 2Q 25 3Q 25 4Q 25 4Q 24 1Q 25 Stock Lending See Appendix for quarterly balance information on interest - earning assets. Margin Financing 13 w e b u l c o r p . c o m / i n v e s t o r - r e l a t i o n s / Client Cash Corporate Cash 43.5 33.2 31.1 36.3 43.4

Q4 2025 Financial Results – Adjusted Operating Expenses Adjusted Operating Expenses rose 62% year - over - year, reflecting strategic marketing investments to accelerate AUM growth across key markets 27.4 27.4 26.2 39.2 37.5 15.7 15.4 17.5 17.4 18.2 22.6 23.2 34.8 35.6 35.1 22.9 22.7 29.7 28.0 52.8 0.0 20.0 40.0 60.0 80.0 100.0 120.0 140.0 $ in millions 160.0 4Q 24 General and Administrative 1Q 25 2Q 25 3Q 25 4Q 25 Technology and Development Brokerage and Transaction Marketing and Branding 143.6 88.6 88.7 120.2 108.2 40.3% 43.8% 40.3% 41.2% 45.0% 14 w e b u l c o r p . c o m / i n v e s t o r - r e l a t i o n s / % Adjusted Operating Profit Margin ex - Marketing

Appendix

Appendix: Daily Average Revenue Trades 16 2025 Q4 2025 Q3 2025 Q2 2025 Q1 2024 Q4 1,202 1,101 1,008 924 778 DARTS (in ‘000) 725 702 597 561 498 Equities 377 350 354 322 254 Options 100 49 57 41 26 Others DARTs refer to daily average revenue trades, which is the number of customer trades executed during a given period divided by the number of trading days in that period. “Others” include futures contracts, prediction market contracts, crypto, fixed income, mutual funds, and other investment products. The following table presents our DARTs by quarter and disaggregated by trade type.

Appendix: Interest - earning Assets $ in millions 17

Appendix: Contra Revenue We offer marketing promotions to our platform users that are intended to increase the amount of platform users’ assets on our platform by incentivizing platform users to deposit more cash or transfer securities from other third - party brokerages into their Webull brokerage account in return for a promotional payment in cash or free shares. Most of our platform users are not considered customers under ASC 606, Revenues from Contracts with Customers (“ASC 606”), and promotional payments made to these platform users are accounted for as a marketing and branding expense. Conversely, for our platform users who have been determined to be customers under ASC 606, we account for these promotional payments as a reduction in revenue (i.e., “contra revenue”). The following presents how contra revenue impacted our trade related revenues. Quarterly Impact: $ in millions Annual Impact: 18 $ in millions

Appendix: Unaudited Quarterly Reconciliations of Non - GAAP and GAAP Results Adjusted Operating Expenses and Total Operating Expenses Reconcili ation: Adjusted Operating Profit Reconciliation: $ in millions $ in millions 19

Appendix: Unaudited Quarterly Reconciliations of Non-GAAP and GAAP Results (Cont.)

Adjusted Operating Expenses Reconciliation:

$ in millions

Operating expenses (GAAP)	2024 Q4	2025 Q1	2025 Q2	2025 Q3	2025Q4
Brokerage and transaction	$ 22.6	$ 23.2	$ 34.8	$ 35.6	$ 35.1
Technology and development	17.5	16.9	19.1	22.5	20.6
Marketing and branding[1]	23.4	23.0	30.3	29.4	53.3
General and administrative	31.7	33.7	51.0	45.0	39.0
Total operating expenses	**95.2**	**96.8**	**135.2**	**132.5**	**148.0**

Less: Share-based compensation	2024 Q4	2025 Q1	2025 Q2	2025 Q3	2025 Q4
Technology and development	1.8	1.5	1.6	1.5	2.4
Marketing and branding	0.5	0.3	0.6	0.5	0.5
General and administrative	4.3	6.3	24.8	2.4	1.5
Total share-based compensation	**6.6**	**8.1**	**27.0**	**4.4**	**4.4**

Less: Webull Pay transaction related employee distribution (one-time)	2024 Q4	2025 Q1	2025 Q2	2025 Q3	2025 Q4
Technology and development	-	-	-	3.6	-
Marketing and branding	-	-	-	0.9	-
General and administrative	-	-	-	3.4	-
Total Webull Pay transaction related bonus	**-**	**-**	**-**	**7.9**	**-**

Adjusted operating expenses (Non-GAAP)	2024 Q4	2025 Q1	2025 Q2	2025 Q3	2025 Q4
Brokerage and transaction	22.6	23.2	34.8	35.6	35.1
Technology and development	15.7	15.4	17.5	17.4	18.2
Marketing and branding	22.9	22.7	29.7	28.0	52.8
General and administrative	27.4	27.4	26.2	39.2	37.5
Total adjusted operating expenses	**$ 88.6**	**$ 88.7**	**$ 108.2**	**$ 120.2**	**143.6**

(1) Certain reclassifications have been made to prior year amounts to conform to the current year presentation. The impact of these reclassifications is immaterial to the presentation of the financials taken as a whole.

Webull

20

Appendix: Unaudited Annual Reconciliations of Non - GAAP and GAAP Results Adjusted Operating Expenses and Total Operating Expenses Reconciliation: Adjusted Operating Profit Reconciliation: $ in millions $ in millions 21

Appendix: Unaudited Annual Reconciliations of Non-GAAP and GAAP Results (Cont.)

Adjusted Operating Expenses Reconciliation:

$ in millions

Operating expenses (GAAP)	2023	2024	2025
Brokerage and transaction	$ 66.4	$ 79.3	$ 128.8
Technology and development	52.2	63.8	79.2
Marketing and branding[1]	152.3	138.7	136.0
General and administrative	95.8	122.7	168.6
Total operating expenses	**366.7**	**404.5**	**512.6**

Less: Share-based compensation	2023	2024	2025
Technology and development	7.8	8.3	6.0
Marketing and branding	1.7	2.0	2.0
General and administrative	20.0	22.3	35.9
Total share-based compensation	**29.5**	**32.6**	**43.9**

Less: Webull Pay transaction related employee distribution (one-time)	2023	2024	2025
Technology and development	-	-	3.6
Marketing and branding	-	-	0.9
General and administrative	-	-	3.4
Total Webull Pay transaction related bonus	**-**	**-**	**7.9**

Adjusted operating expenses (Non-GAAP)	2023	2024	2025
Brokerage and transaction	66.4	79.3	128.8
Technology and development	44.4	55.6	69.6
Marketing and branding	150.6	136.7	133.0
General and administrative	75.8	100.4	129.3
Total adjusted operating expenses	**$ 337.2**	**$ 372.0**	**$ 460.7**

(1) Certain reclassifications have been made to prior year amounts to conform to the current year presentation. The impact of these reclassifications is immaterial to the presentation of the financials taken as a whole.

Webull

22

Appendix: Unaudited Reconciliations of Non - GAAP and GAAP Results (Cont.) 23 Quarterly Adjusted Net Income Reconciliation: Annual Adjusted Net Income Reconciliation: $ in millions $ in millions